Exhibit 99.1
For Immediate Release
INVESTOR CONTACT:
Elizabeth Boland:       617-673-8000
MEDIA CONTACT:
Ilene Serpa:                617-673-8000
Bright Horizons Family Solutions announces third quarter earnings call and preliminary operating results
BOSTON, MA – (October 17, 2007) — Bright Horizons Family Solutions, Inc. (Nasdaq: BFAM) will release results for the period ended September 30, 2007, on Thursday, October 25, 2007 after the market closes. Following the release, the Company will host a telephone conference call with investors and analysts at 4:30 p.m. ET to discuss the final third quarter results and outlook for the remainder of 2007.
Bright Horizons also announced that it expects third quarter fully diluted earnings per share to approximate $0.38 versus previous guidance of $.40 to $.41 per share on revenues of approximately $190 million versus previous estimates of $187 to $188 million. The revised expectations for the quarter reflect the earnings impact of lower than projected enrollment gains in a select group of community-based and internationally located centers, and the positive revenue contributions from the larger class of organic new centers and new service offerings added over the past two years. The Company believes that the fundamentals of the business continue to be strong. During the third quarter conference call, management will discuss the operating results in more detail, specifically the continuation of positive revenue growth trends in the business, the pipeline of growth prospects, and its sustained ability to price ahead of personnel cost increases. In addition, management will outline its plan to improve operations at the select group of centers and will address the estimated impact on the Company’s overall outlook for the remainder of 2007.
The public and other interested parties are invited to listen to the conference call by dialing (913) 981-5554, conference ID # 7591543 and asking for the Bright Horizons Family Solutions conference call, moderated by Chief Executive Officer David Lissy. Replays of the entire call will be available through Friday, November 9, 2007, at (719) 457-0820, ID # 7591543. A webcast of the conference call will also be available through the Investor Relations section of the Company’s Web site, www.brighthorizons.com.
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Bright Horizons Family Solutions is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and child education centers in the United States, Europe and Canada.
This press release contains forward-looking statements which involve a number of risks and uncertainties and reflects a preliminary estimate of the fully diluted earnings per share for the third quarter of 2007. Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) execute contracts relating to new commitments, 2) enroll families in new as well as existing centers, and 3) open new centers and integrate acquisitions, as well as other factors that are discussed in detail in the Company’s filings with the Securities and Exchange Commission.